Exhibit 5.1

August 6, 2014

GTx, Inc.
175 Toyota Plaza, 7th Floor
Memphis, TN 38103

Ladies and Gentlemen:

We have represented GTx, Inc. (the “Company”) in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus (the “Prospectus”), covering the registration for resale of 22,155,690 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), held by certain selling stockholders identified in the Prospectus (the “Shares”), including 10,179,642 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of outstanding warrants held by such selling stockholders (the “Warrants”), and the Company has requested our opinion in connection with certain related matters.

In connection with this opinion, we have examined (i) the Registration Statement and the Prospectus, (ii) the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, (iii) the Warrants, and (iv)  such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof (except that we have not assumed the due execution and delivery of documents by the Company).

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

Based on the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares have been validly issued and are fully paid and nonassessable, and (ii) the Warrant Shares, when issued and sold against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Validity of Common Stock” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Chadwick L. Mills
Chadwick L. Mills